                                                               EXHIBIT 21.1


SUBSIDIARIES OF FEDERAL DATA CORPORATION

                           State of               Doing
Subsidiaries               Incorporation          Business Names
----------------           -------------          ---------------
FDCT Corp.                    Delaware            FDCT Corp.

FDC Technologies, Inc.        Delaware            FDC Technologies,
                                                  Inc.

DoxSys, Inc.                  Delaware            DoxSys, Inc.

VAD International, Inc.       Maryland            VAD International, Inc.

NYMA, Inc.                    Maryland            NYMA, Inc.

Sylvest Management                                Sylvest Management
 Systems Corporation          Maryland              Systems Corporation